Exhibit 10.2

EXECUTIVE AGREEMENT

AGREEMENT made and effective as of January 31, 2006 (the “Effective Date”) by and between NYFIX, INC. a Delaware corporation with its principal office at 333 Ludlow Street, Stamford, CT 06902 (the “Company”), and Mr. Mark R. Hahn, currently residing at _________________________________ (hereinafter “Executive”).

WHEREAS, Company, through its subsidiaries, provides electronic trading systems, industry-wide trade routing connectivity, straight-through processing and execution services and systems to the global equities and derivatives financial markets; and

WHEREAS, Company desires to assure the services of Executive for the period provided in this Agreement, and Executive is willing to continue to serve in the employ of Company on a full-time basis for said period upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.     EMPLOYMENT. Company agrees to employ Executive, and Executive agrees to enter the employ of the Company for the period stated in Item 4, hereof and upon the other terms and conditions set forth herein.

2.     POSITION AND RESPONSIBILITIES. During the period of his employment hereunder, Executive agrees to continue to serve as Chief Financial Officer (“CFO”) of the Company, shall perform specific duties as determined by Robert Gasser, Chief Executive Officer (CEO) of NYFIX, Inc, and shall have additional authority as may from time to time be specified by the CEO. Executive’s title and duties may be changed at any time at the sole discretion of the CEO; provided, however, that:

a.	Should Company desire that the Executive’s title be less than CFO, then Executive agrees to assist the Company to transition to a successor CFO and agrees to assume duties of lesser responsibility.
b.	Executive will report to the CEO of the Company or such person designated by the CEO.
c.	Executive’s principal business location shall be located at 333 Ludlow Street, Stamford, CT.

3.     DUTIES. During the period of his employment hereunder and except for illness, vacations, and reasonable leaves of absence agreed to in advance by the CEO or such other person designated by the CEO, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder.

Executive acknowledges that Company’s reputation is important in the continued success of its business, and agrees that he will not discuss or comment in such a manner as may adversely impact the reputation or public perception, or otherwise disparage, Company or its officers, employees, or directors in any manner; provided, however, that Executive may make such disclosures as may be required by law or to cooperate with the Securities and Exchange Commission (the “SEC”).

Company acknowledges that Executive’s reputation is important to his continued success. Company agrees that it will not, and that it will use all reasonable efforts to cause its officers, employees, and directors not to, defame, disparage, or otherwise discuss or comment about Executive in such a manner as may adversely impact his reputation or public perception; provided, however, that Company and its officers, employees and directors may make such disclosures as may be required by law or to cooperate with the SEC.

4.      TERM OF EMPLOYMENT. The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue through, and including the earliest to occur of,:

a.	June 30, 2006;
b.	the date on which Executive dies; and
c.	the date on which either the Company or Executive terminates Executive’s employment for any reason (the “Termination Date”).
d.

If this Agreement would otherwise terminate on June 30, 2006 pursuant to 4(a) above, and if Executive desires to be retained by the Company after such date until September 30, 2006, Company agrees to retain Executive until September 30, 2006, either as an employee or as a consultant, as determined solely by the Company. In this event, the Company’s severance obligation (as described in 10(d)), shall be reduced for the length of time employment is extended beyond June 30, 2006, on a pro-rata basis.

5.	COMPENSATION.
a.

BASE SALARY: Company shall pay Executive as compensation for services hereunder an annualized Base Salary of $330,750. The salary shall be computed and payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment (currently bi-weekly), but in no event less frequently than monthly.

b.	Other Compensation
i.

In recognition for Executive’s extended efforts prior to the Effective Date of this Agreement, the Company agrees to pay to the employee a special bonus of $52,625 to be paid on or before January 31, 2006, regardless as to whether the Executive is employed by the Company on that date.

ii.

In recognition for Executive’s anticipated efforts to file its Form 10-K for the year ended December 31, 2005 by March 31, 2006, the Company agrees to pay to the employee a special bonus of $25,000 to be paid within 5 days of the filing date, provided, however, the filing date is on or before March 31, 2006.

iii.

At any point of time the Company reserves the right to extend any additional special bonuses or incentives, which could include stock option grants and stock awards. However, such arrangements are solely at the Company’s discretion. Executive shall also be entitled to participate in such other benefits as may from time to time be generally made available to Company’s Executives. This contract is not obligating the Company to extend such bonuses or incentives.

c.	HEALTH AND WELFARE PLANS: Executive will also be eligible to participate in the Company’s health insurance plan(s), life, accidental death and dismemberment and 401(k) plan.

d.

VACATIONS AND OTHER TIME-OFF: Executive shall receive paid time off as set forth in the Company’s Vacation Policy All vacations shall be scheduled at the convenience of the Company. Any accrued but unused vacation time in 2005 that is not taken by December 31, 2005 shall carry over into 2006. The Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the CEO in his sole and absolute discretion may determine, and is entitled to the same sick leave, personal days and holidays provided to other executive officers of Company.

e.	OTHER: Executive shall be entitled to reimbursement of up to $5,000 in legal fees and expenses incurred in the negotiation of this Employment Agreement.
6.	REIMBURSEMENT OF EXPENSES AND CO-OPERATION.
a.

Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performance of his obligations under this Agreement in accordance with the Company’s policy on reimbursement of employee travel expenses. In addition, subject to approval by the Board of Directors of the Company (“Board”) and an undertaking to repay any Company advancement of expenses when such repayment is required under applicable law, the Company will advance Executive legal fees and related travel expenses, related to:

i.

Any discussions, formal or informal, with any government authority or agencies (e.g. SEC) related to current or future inquires or investigations involving the Company, its officers and directors (present or past), and the Executive.

b.

Executive agrees to cooperate with the Company, both during and after his employment with the Company, in connection with any current or future inquiry or investigation by any governmental authority or agency (e.g. SEC), or any lawsuit by any third party, involving the Company, its officers and directors (present or past), and/or the Executive regarding any matter related to the Company.

7.	NON-DISCLOSURE OF INFORMATION.

a.

Executive acknowledges that Company’s trade secrets, Company’s specific combination of use of third-party parts, proprietary technology and software, and other Confidential Information as may be shared with Executive are valuable and unique assets of Company. Company and Executive recognize that access to and knowledge of Company’s Confidential Information are essential to Company’s duties as a Company Executive.

b.

In return for access to and knowledge of Company’s Confidential Information, Executive agrees that he will not, during the period of his employment with Company or at any time thereafter, except as agreed to in a prior writing signed by an authorized representative of Company or as required by law: (i) disclose any such Confidential Information to any person, firm, corporation, or other entity for any reason or purpose whatsoever; (ii) copy any Company Confidential Information, except as reasonably required to perform Executive’s duties for Company; or (iii) make use of any such Confidential Information for Executive’s own purposes or for the benefit of any person, firm, corporation, or other entity, other than Company, under any circumstances during or after Executive’s period of employment with Company.

c.

On written request made by Company and to the extent permitted by law, Executive agrees to promptly return or destroy (at Company’s option) all originals and copies of any Company Confidential Information and shall confirm in writing that this has been done and that no other Confidential Information or copies thereof exist under Executive’s control.

d.

The term “Confidential Information” shall mean trade secrets, confidential knowledge, nonpublic data and any other proprietary information of the Company. By way of illustration but not limitation, “Confidential Information” includes (i) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, in each case, to the extent such items relate to communications and/or business transactions with one or more users over a computer network or the Internet; and (ii) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of any other Executive of the Company.

8.      NON-COMPETITION. Executive will not for the first 12 months after the end of employment either directly or indirectly as a sole proprietor, partner, stockholder, investor, officer or director of a corporation, or as an Executive, agent, associate or consultant of any person, firm, corporation or other entity - without the Company’s written approval:

a.

engage in any activity or employment in the faithful performance of which it could be reasonably anticipated that Executive would or would be required or expected to use or disclose any confidential information or trade secrets of the Company or any of its subsidiaries; or

b.

solicit business or accept orders for products and services competitive with the Company or any of its Subsidiaries, from any of their clients or prospective clients with whom Executive dealt with either directly or indirectly during the period of Executive’s employment.

9.      ENFORCEMENT; SEVERABILITY. It is the desire and the intent of both parties hereto that the provisions of this Agreement hereof be enforced to the fullest extent permissible under the laws and public policy of the jurisdictions in which enforcement is sought. Accordingly, if any particular portion or provision of this Agreement shall be adjudicated to be invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

10.     TERMINATION.

a.	This Agreement may be terminated by the Company for any reason upon ten (10) days’ prior written notice.
b.	The Company shall have Cause for termination where one or more of the following exists:
	i.	a material breach by the Executive of any of the terms of this Agreement;
	ii.	Executive is engaging or has engaged in conduct materially injurious to the Company, its subsidiaries, its affiliates, customers or suppliers; and
	iii.	Executive is engaging or has engaged in any act which would constitute a felony under federal or state law.
c.	The Executive shall have Good Reason for terminating his employment with the Company under this Agreement if one or more of the following occurs:
i.

layoff or involuntary termination of the Executive’s employment, except in connection with the termination of the Executive’s employment as a result of termination for Cause, or of the Executive’s mental or physical disability (“Disability”) or death;

ii.

material breach of Company’s obligations hereunder, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have failed to remedy the circumstances within ten (10) business days thereafter;

iii.

any decrease in Executive’s salary as it may have increased during the term of this Agreement, except for decreases that are in conjunction with decreases in executive salaries by the Company generally;

	iv.	the relocation of the Executive to an office outside Fairfield County, CT; or
	v.	the failure of any successor in interest of the Company to be bound by the terms of this Agreement in accordance with Section 11 hereof.
d.

Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive’s termination for Cause or from Executive’s Death, and no action by the Company specified in paragraphs (c)((i) through(v)) of this section shall give rise to a Good Reason if it results from the Executive’s Disability.

e.

Severance. Where the Company terminates Executive’s employment for Cause, Executive shall not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and shall not receive any medical or dental benefits payable by the Company. Where the Company terminates Executive’s employment other than for Cause or Executive terminates his employment with Good Reason, Executive shall receive, in addition to his earned and unpaid base salary, vacation and bonuses to the date of termination: (i) Base Salary from the date of termination to June 30, 2006; and (ii) twelve months of Base Salary. Where termination of Executive’s employment is caused by his Death or Disability, Executive shall not receive any payment, other than earned and unpaid base salary, vacation and bonuses to the date of termination and shall not receive any medical or dental benefits payable by the Company. Where the Agreement expires by its terms on June 30, 2006, Executive shall receive, in addition to his earned and unpaid base salary, vacation and bonuses to the date of termination, twelve months of Base Salary. Employee shall receive payment by salary continuation through December 2006 and a lump sum payment in January 2007 for the remaining unpaid amount. Where the Company terminates Executive’s employment other than for Cause, where Executive terminates his employment for Good Reason or the Agreement expires by its terms on June 30, 2006, Executive shall also receive continuation of medical and dental benefits for up to eighteen months after termination (up to eighteen months plus the period from termination to June 30, 2006 where the Company terminates Executive’s employment other than for Cause or Executive terminates his employment with Good Reason), payable by the Company, provided that the Executive is not eligible for insurance in connection with his next employer.

f.

Executive must provide a Notice of Termination to the Company that he is intending to terminate his employment prior to June 30, 2006, for Good Reason, within thirty (30) days after Executive has actual knowledge of the occurrence of the latest event he believes constitutes Good Reason, which termination notice shall specify a Termination Date within thirty (30) days after the date of such notice. Executive’s right to terminate Executive’s employment hereunder for Good Reason shall not be affected by Executive’s subsequent Disability provided that the notice of intention to terminate is given prior to the onset of such Disability. Subject to compliance by Executive with the notice provisions of this Section 10, Executive’s continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, upon request of the Board, Executive agrees to appear before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist. No action by the Board, other than the remedy of the circumstances within the time periods specified in this Section 10, shall be binding on Executive.

g.

Termination by Executive without Good Reason prior to June 30, 2006. In the event Executive’s employment is voluntarily terminated by Executive without Good Reason (and Executive may terminate this Agreement without Good Reason upon thirty (30) days prior notice), Company shall not be obligated to make any payments, other than earned and unpaid Base Salary, vacation and bonuses to the date of termination, to or on behalf of Executive hereunder.

h.	Simultaneously with receipt of severance payment described in 10(d), Executive will execute a release in a form satisfactory to the Company and the Executive.

11.    SECTION 409A REQUIREMENTS. This Agreement is intended to satisfy in form and operation the requirements of the terms of Section 409A of the Code to the extent applicable and any applicable guidance or regulations, including transition rules, thereunder (collectively, “Section 409A”) and shall be construed accordingly. To the extent required by Section 409A, and notwithstanding any other provision of this Agreement, no payment or benefit that constitutes deferred compensation for purposes of Section 409A will be provided to the Executive following his separation from service prior to the first to occur of (i) the date of the Executive’s death or (ii) the first day of the seventh month following the month in which his separation from service occurs, if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code). Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in the immediately preceding sentence. Furthermore and notwithstanding any other provision of this Agreement to the contrary, this Agreement is deemed to be modified in any way necessary to satisfy the requirements of Section 409A as determined by the Company in its good faith discretion.

12.    Limitation on Payment Obligation.

(a)    Notwithstanding any other provision of this Agreement, any “parachute payment” to be made to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or (ii) below are satisfied:

(i)	The aggregate “present value” of all “parachute payments” payable to or for the benefit of the Executive, whether pursuant to this

Agreement or otherwise, shall be less than three times the Executive’s “base amount” or

(ii)

Each “parachute payment” to or for the benefit of the Executive, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the portion of the “base amount” allocable to such “parachute payment”.

(iii)

For the purposes of this limitation, no “parachute payment” the receipt of which the Executive shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof shall be taken into account.

(b)      Notwithstanding any other provision of this Agreement, no “illegal parachute payments” shall be made to or for the benefit of the Executive.

(c)     For purposes of this Section:

(i)       The term “base amount” shall have the meaning set forth in section 280G (b) (3) of the Code;

(ii)      The term “parachute payment” shall mean a payment described in section 280G (b) (2) (A) and not excluded under Section 280G (b) (6) of the Code;

(iii)     The term “illegal parachute payment” shall mean a payment described in section 280G (b) (2) (B) of the Code;

(iv)     “Present value” shall be determined in accordance with section 280G (d) (4) of the Code; and

(v)      The portion of the “base amount” allocable to any “parachute payment” shall be determined in accordance with section 280G (b) (3) of the Code.

(d)      This Section shall be interpreted and applied to limit the amounts otherwise payable to the Executive under this Agreement or otherwise only to the extent required to avoid the imposition of excise taxes on the Executive under section 4999 of the Code or the disallowance of a deduction to the Company under section 280G(a) of the Code, except that the Executive shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in subsection (a) above without regard to whether or not the Executive meets the definition of disqualified individual set forth in section 280G(c) of the Code. In the event that the Company and the Executive are unable to agree as to the application of this Section, the Company’s independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Executive’s consent, provided that the Executive shall not unreasonably withhold his consent. The determination of such tax counsel under this Section shall be final and binding upon the Company and the Executive.

13.    CLAIMS PROCEDURES FOR TERMINATION PAY. The CEO of NYFIX, Inc. (the “CEO”) may, and upon reasonable written request from the Executive shall, provide to the Executive information as to the amount of severance benefit, if any, to which the Executive is entitled under the terms of

Section 10 of this Agreement following termination of his employment (“Termination Pay”). If the Executive disagrees with such determination, he shall provide written notice to that effect to the CEO. If no such notice is received by the CEO within the later of thirty (30) days after the termination of the Executive’s employment with the Company or sixty (60) days after the Executive receives written notification of the amount of the Termination Pay from the CEO, the CEO’s determination shall be final, and no claim for different Termination Pay shall be permitted. In the event any such claim is duly filed for a different severance benefit, the CEO shall exercise his best efforts to act upon such claim within sixty (60) days after its receipt. If such claim is denied, in whole or in part, the CEO shall give notice in writing of such denial to the Executive within ninety (90) days after receipt of the claim, setting forth (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary; and (iv) information to the effect that the Executive may request a full review of such claim by filing with the CEO, within sixty (60) days after the Executive has received such notice, a request for such review, including, a statement of the CEO’s opinion as to whether, in the Company’s opinion, the Executive has a right to bring a civil action under Section 502 of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended following an adverse benefit determination on review, and, if so, a statement of that right. In the event any such request for review is duly submitted, the CEO shall review the claim within sixty (60) days and the Executive shall be given written notice of the result of such review, which shall be final. If such claim is denied in whole or in part, such notice shall include (i) one or more specific reasons for such denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a statement that the Executive is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the CEO’s opinion as to whether, in the Company’s opinion, the Executive has a right to bring a civil action under Section 502 of ERISA, and, if so, a statement of that right. . The Executive may at his expense designate any other person to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim under the terms of these procedures. The Company in its discretion may amend, modify or eliminate these procedures or substitute different procedures, at any time and from time to time.

14.    Nothing in the agreement shall limit any right the Executive may have under the indemnification agreements dated December 17, 2002 and January 8, 2003.

15.    GOVERNING LAW AND VENUE. This Agreement shall be construed in accordance with the laws of the State of New York.

16.    NOTICES. Any notice required to be given pursuant to this Agreement shall be effective only if in writing and delivered personally, by mail or by overnight courier. If given by mail, such notice must be sent by registered or certified mail, postage prepaid, mailed to the parties at the addresses set forth on the signature page hereof, or at such other addresses as the parties may designate, from time to time, by written notice. Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail. If given by overnight courier, such notice must be sent to the parties at the addresses set forth on the signature page hereof, or at such other addresses as the parties may designate, from time to time, by written notice. Notices sent by overnight courier shall be deemed received one (1) day after notice is delivered to the overnight courier.

17.    ASSIGNMENT: EFFECT ON AGREEMENT. It is hereby acknowledged and agreed that the Executive’s rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated. This agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties, subject, however, to the restrictions on assignment and delegation contained herein.

18.    NO BAR OF PROTECTED RIGHT. This Agreement shall not bar Executive from engaging in Executive’s protected right to test in any court, under the Older Workers Benefit Protection Act of 1990 (or like statute or regulation), the validity of the waivers of rights set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective January 31, 2006:

NYFIX, INC.

By:	/s/ Robert C. Gasser
Robert C. Gasser
President and Chief Executive Officer

EXECUTIVE:

/s/ Mark R. Hahn
Mark R. Hahn